UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


 Check one:       [ X ]  Form 10-K     [   ]  Form 20-F      [   ]  Form 11-K
                  [   ]  Form 10-Q     [   ]  Form N-SAR

 For Period Ended:         APRIL 30, 2001
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 [    ]           Transition Report on Form 10-K
 [    ]           Transition Report on Form 20-F
 [    ]           Transition Report on Form 11-K
 [    ]           Transition Report on Form 10-Q
 [    ]           Transition Report on Form N-SAR

 For Transition Period Ended:
                               -------------------------------------------------

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NOTHING IN THIS FORM WILL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED
ANY INFORMATION CONTAINED IN THIS STATEMENT.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION


                                DIPPY FOODS, INC.
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                             Full name of Registrant


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                            Former Name if Applicable


                           10554 Progress Way, Unit K
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            Address of Principal Executive Office (Street and Number)

                              Cypress, California, 90603
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                                 City, State, Zip Code

NOTIFICATION OF LATE FILING            DIPPY FOODS, INC.                  2 OF 2

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

[     ]  (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[  X  ]  (b)     The subject annual report, semi-annual report, transition
                 report on Form 10-K, Form 20-F, 11-K, N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the 5th calendar day following the prescribed due date; and

[     ]  (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached, if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

The Registrant's accounting staff needed additional time to complete preparation of the filing. The Registrant anticipates filing by August 13, 2001.

PART IV - OTHER INFORMATION

(1)      Name and telephone number of person to contact in regard to this notifi

         Name:             JON STEVENSON
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         Telephone Number:          (714) 816-0150
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(2)      Have all periodic reports required under section 13 or 15(d) of the
         Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed?

         If the answer is no, identify report(s)       [ X ]  Yes      [   ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                    [  ]   Yes      [ X ]  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                DIPPY FOODS, INC.
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                  (Name of Registrant as Specified in Charter)

has duly caused this notification to be signed on its behalf by the undersigned, who is duly authorized.

                                              DIPPY FOODS, INC.


Dated July 30, 2001                           By:      /S/ JON STEVENSON
                                                   -----------------------------
                                                       JON STEVENSON- PRESIDENT